UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2007

VERICHIP CORPORATION
 (Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200 DELRAY BEACH, FLORIDA	33445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-805-8008

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)      Effective March 8, 2007, Tommy G. Thompson, an independent member of the Board of Directors of VeriChip Corporation (the “Company”), submitted a letter to the Company expressing his interest in taking a leave of absence from the Board of Directors in order to devote his full time and efforts to running for President of the United States. As a leave of absence would have left the Company without a full board to address matters of corporate governance, Mr. Thompson resigned as a Director effective as of that date.

(d)     On March 9, 2007, the Board of Directors of the Company appointed Jeffrey Cobb to fill the vacancy of Tommy G. Thompson and to serve as a member of the Company’s Board of Directors. Mr. Cobb is expected to be appointed to the Company’s Compensation Committee. As a non-employee director, Mr. Cobb received a stock option grant for 25,000 shares of the Company’s common stock and is entitled to receive a fixed quarterly fee in the amount of $5,000 and reimbursement for out-of-pocket expenses incurred in attending Board of Director and Compensation Committee meetings.

Mr. Cobb is the Chief Operating Officer of IT – Resource Solutions, Inc. Prior to April 2004, Mr. Cobb was the Executive Vice President and Chief Operating Officer of SCB Computer Technology Inc. From 1998 to 2002, Mr. Cobb served as Executive Vice President and Chief Operating Officer of Professional Services of SCB Computer Technology Inc. Mr. Cobb currently serves as a Director of InfoTech USA, Inc., a majority-owned subsidiary of Applied Digital Solutions, Inc., which also owns a majority position in the Company.

Mr. Cobb has not been involved in any related party transaction with the Company for an amount that exceeds $120,000 and there are no arrangements or understandings between Mr. Cobb and other persons with respect to his appointment as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VeriChip Corporation

Date: March 12, 2007

/s/ William J. Caragol
William J. Caragol
Vice President and Chief Financial Officer